Contact:  John D. Marshall
                                                   Sr. Vice President,
                                                   Administration & Treasurer
                                                   334-244-4360
                                         Release:  Immediately




Blount Announces Preliminary Results for 2000

Montgomery, AL, January 17, 2001 - Blount International, Inc. (NYSE: BLT) ("Blount") announced today that preliminary results for the year ended December 31, 2000, indicate that the Company will post earnings before interest, taxes, depreciation and amortization ("EBITDA") of $136 million to $139 million, which will be the second best year in the Company,s history. EBITDA will be lower than the 2000 annual results estimated by the Company during a conference call with investors on October 17, 2000, discussing third quarter 2000 results. The two largest operating segments (Outdoor Products and Sporting Equipment) expect to post record or near record annual results. The Industrial and Power Equipment segment is expected to achieve only slightly positive EBITDA for the year as the forestry equipment market remains depressed.

In addition to the continuation of the slow forestry equipment market impacting the Industrial and Power Equipment segment, retail sales of products manufactured by the Sporting Equipment segment were lower than expected in the fourth quarter of 2000, primarily due to the carryover effect of high Y2K sales. For the fourth quarter of 2000, the Company expects sales in the range of $195 million to $200 million with EBITDA in the range of $30 million to $33 million. For the full year 2000, the Company expects sales in the range of $825 million to $830 million with EBITDA in the range of $136 million to $139 million.

The Company will release an earnings announcement and hold a conference call to discuss earnings on or about February 8, 2001.

Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products; Sporting Equipment; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.


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Preliminary Results for 2000
Page 2

Forward looking statements in this release, including references to our expectations and the preliminary nature of the above results, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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